As filed with the U.S. Securities and Exchange Commission on June 29, 2026	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HANOVER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	81-3324480
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

80 East Jericho Turnpike, Mineola, New York	11501
(Address of Principal Executive Offices)	(Zip Code)

HANOVER BANCORP, INC.

2026 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael P. Puorro

Chairman, President and Chief Executive Officer

Hanover Bancorp, Inc.

80 East Jericho Turnpike

Mineola, NY 11501

(Name and address of agent for service)

(516) 548-8500

(Telephone number, including area code, of agent for service)

Copies to:

Stephen E. Donahoe, Esq.

Suzanne A. Walker, Esq.

Kilpatrick Townsend & Stockton LLP

Washington, DC 20004

(202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462.

HANOVER BANCORP, INC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for the Hanover Bancorp, Inc. 2026 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by Hanover Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)            The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 13, 2026, including information incorporated by reference into the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2026 (File No. 001-41384).

(b)            The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as filed with the SEC on May 8, 2026 (File No. 001-41384).

(c)            The Registrant’s Current Reports on Form 8-K filed with the SEC on June 4, 2026 and June 1, 2026 (File No. 001-41384).

(d)            All documents filed by the Registrant, where applicable, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02, 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As set forth in Article IX of the Corporation’s Articles of Incorporation.

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Amendment and Restatement of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 27, 2025)

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 27, 2025)

4.3	Description of Registrant’s Securities

5.1	Opinion of Kilpatrick Townsend & Stockton LLP, regarding the securities being registered

10.1	Hanover Bancorp, Inc. 2026 Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2026 (File No. 001-41384)).

10.2	Form of Time-Based Restricted Stock Award Agreement for Directors

10.3	Form of Time-Based Restricted Stock Agreement for Employees

10.4	Form of Performance-Based Restricted Stock Agreement for Executives

23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 5.1)

23.2	Consent of Crowe LLP

24.1	Power of Attorney (included on the signature page hereto)

107	Filing Fee Table

____________________

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Hanover Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Mineola, State of New York on June 29, 2026.

HANOVER BANCORP, INC.

By:	/s/ Michael P. Puorro
Michael P. Puorro
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Hanover Bancorp, Inc. hereby severally constitute and appoint Michael P. Puorro and Lance P. Burke as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael P. Puorro	Chairman, President and
Michael P. Puorro	Chief Executive Officer	June 29, 2026
(principal executive officer)

/s/ Lance P. Burke	Senior Executive Vice President and
Lance P. Burke	Chief Financial Officer	June 29, 2026
(principal financial officer)

/s/ Lisa A. Diiorio	First Senior Vice President and
Lisa A. Diiorio	Chief Accounting Officer	June 29, 2026
(principal accounting officer)

/s/ Varkey Abraham
Varkey Abraham	Director	June 29, 2026

/s/ Robert Golden
Robert Golden	Director	June 29, 2026

/s/ Ahron Haspel
Ahron Haspel	Director	June 29, 2026

/s/ Michael Katz
Michael Katz	Director	June 29, 2026

/s/ Metin Negrin
Metin Negrin	Director	June 29, 2026

/s/ Philip Okun
Philip Okun	Director	June 29, 2026

/s/ Elena Sisti
Elena Sisti	Director	June 29, 2026

/s/ John Sorrenti
John Sorrenti	Director	June 29, 2026

/s/ Michael Thaden
Michael Thaden	Director	June 29, 2026